Putnam U.S. Government Income Trust, 9/30/12, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  49,859
Class B	  1,275
Class C   5,205
Class M   884

72DD2 (000s omitted)

Class R	  1,142
Class Y   3,832

73A1

Class A	  0.5377
Class B	  0.4397
Class C	  0.4367
Class M	  0.5017

73A2

Class R	  0.5027
Class Y	  0.5737

74U1	(000s omitted)

Class A	  91,318
Class B	  3,256
Class C   12,544
Class M	  1,642

74U2	(000s omitted)

Class R	  2,723
Class Y	  7,257

74V1

Class A	  13.69
Class B	  13.62
Class C	  13.57
Class M	  13.74

74V2

Class R   13.55
Class Y	  13.58

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.